[ASTORIA FINANCIAL CORPORATION LETTERHEAD]

                            CONTACT: PETER J. CUNNINGHAM
                                     FIRST VICE PRESIDENT, INVESTOR RELATIONS
                                     (516) 327-7877

     FOR IMMEDIATE RELEASE

ASTORIA FINANCIAL REPORTS 7.4% INCREASE IN FIRST QUARTER OPERATING EPS TO $1.16
                         (CASH OPERATING EPS OF $1.29)

   BOARD INCREASES QUARTERLY CASH DIVIDEND BY 19.2% TO $0.31 PER COMMON SHARE

LAKE SUCCESS, NEW YORK - APRIL 19, 2001 - Astoria Financial Corporation (Nasdaq:
ASFC) ("Astoria"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported operating earnings(1) of $56.7 million, or $1.16 diluted operating earnings per common share for the quarter ended March 31, 2001 compared to operating earnings of $54.8 million, or $1.08 diluted operating earnings per common share for the quarter ended March 31, 2000.

         Operating earnings for the quarter ended March 31, 2001 generated an annualized return on average stockholders' equity of 14.47% and a return on average assets of 1.01%.

         Including non-operating items detailed in the footnote below, the Company reported net income for the quarter ended March 31, 2001 of $54.4 million, or $1.11 diluted earnings per common share compared to $55.5 million, or $1.09 diluted earnings per common share for the quarter ended March 31, 2000.

         Commenting on the Company's results, George L. Engelke, Jr., Chairman, President and Chief Executive Officer said, "We are very pleased with the solid financial performance achieved in the 2001

--------
         (1) For the quarter ended March 31, 2001, operating earnings and related returns exclude from net income the cumulative effect of an accounting change, net of tax, of $2.3 million, or $0.05 per diluted common share, related to the implementation of SFAS No. 133 as previously disclosed. For the quarter ended March 31, 2000, operating earnings and related returns exclude from net income the net gain on the disposition of a banking office, net of tax, of $718,000, or $0.01 per diluted common share.

first quarter. We accomplished these results by remaining focused on maintaining a very low credit risk profile, carefully managing our assets and liabilities and operating efficiently."

OPERATING CASH EARNINGS AND RELATED RETURNS

         Operating cash earnings represent the amount by which tangible equity changes each period due to operating earnings plus non-cash charges for goodwill amortization and amortization relating to certain employee stock plans. Operating cash earnings is a measure of Astoria's financial capacity for growth, share repurchases and/or payment of dividends. Operating cash earnings increased tangible equity in the 2001 first quarter by $63.1 million, or 11.3% more than operating earnings. Please see page 9.

         Operating cash earnings available to common shareholders were $61.6 million, or $1.29 per diluted operating cash earnings per common share, for the 2001 first quarter compared to $60.0 million, or $1.21 diluted operating cash earnings per common share, for the 2000 first quarter. The annualized cash returns on average tangible stockholders' equity and average assets for the quarter ended March 31, 2001 were 18.49% and 1.13%, respectively.

STOCK REPURCHASE PROGRAM

         During the first quarter, Astoria, under its seventh stock repurchase program, purchased 1.2 million shares of its common stock at an average price per share of $53.59. Since August 2000, the inception of the current program, the Company has repurchased 2.5 million shares of the 5 million shares authorized under the program. Additional purchases may be made from time to time through August 15, 2002 in open-market or privately negotiated transactions.

BOARD INCREASES QUARTERLY CASH DIVIDEND BY 19.2%

         The Board of Directors, at their April 18, 2001 meeting, declared a quarterly cash dividend of $0.31 per common share, representing a 19.2% increase. The dividend will be payable on June 1, 2001 to shareholders of record at the close of business on May 15, 2001. This is the twenty-fourth consecutive quarterly cash dividend declared by the Company. Commenting on the Board's action, Mr. Engelke said, "The action taken by the Board of Directors reflects their continued confidence in the fundamental strength of the Company and its future prospects."

FIRST QUARTER EARNINGS SUMMARY

         Net interest income for the quarter ended March 31, 2001 totaled $123.4 million compared to $132.2 million for the comparable 2000 period and $122.3 million for the previous quarter. The year over year decrease is primarily attributable to a decrease in average interest earning assets and a lower net interest margin. Astoria's net interest margin was 2.30% for the quarter ended March 31, 2001, down from 2.40% for the 2000 first quarter, but up four basis points from the 2000 fourth quarter.

         Non-interest income for the quarter ended March 31, 2001 totaled $22.7 million compared to $18.3 million (which includes a gain of $1.2 million on the disposition of a banking office) for the 2000 first quarter. The increase in non-interest income was due primarily to the income derived from the BOLI program implemented in the 2000 fourth quarter. Importantly however, non-interest income also includes an increase in customer service and other loan fees of $1.9 million, or 16.6%, to $13.1 million. The Company expects continued growth in customer service and other loan fees during 2001.

         General and administrative expense ("G&A"), excluding non-cash amortization expense relating to certain employee stock plans ("cash G&A"), for the quarter ended March 31, 2001, totaled $43.1 million compared to $44.4 million for the comparable 2000 period. Importantly, Astoria's ratio of operating cash G&A expense to average assets for the quarter ended March 31, 2001 was 0.77% compared to 0.79% for the comparable 2000 period. The operating cash efficiency ratio for the quarter ended March 31, 2001 was 29.48% compared to 29.71% for the comparable 2000 period. Mr. Engelke commented, "Continuing to maintain these important ratios at these extremely low levels, which are significantly better than our industry peers, contributes to our strong financial performance. We will continue our strong focus on cost control in 2001."

BALANCE SHEET SUMMARY

         Total assets at March 31, 2001 totaled $22.6 billion compared to $22.3 billion at the end of 2000. Mr. Engelke commented, "We continued to reposition our balance sheet through increases in deposits and loans, our core businesses, and decreases in securities and borrowings, while limiting growth. As shown in the following table, the combined result of the aforementioned strategy coupled with positive earnings and a significant reduction in the net unrealized loss on securities charged to capital was a continued improvement in our book value and tangible book value per common share."

    PROGRESS IN REPOSITIONING BALANCE SHEET AND INCREASING SHAREHOLDER VALUE
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                                             % CHANGE
                     3/31/01          12/31/00           9/30/00           6/30/00           3/31/00       3/31/01-3/31/00
                     -------           -------           -------           -------           --------            ---
ASSETS               $22,642           $22,337           $22,202           $22,201           $22,590           + 0.2%
LOANS                $11,500           $11,424           $11,086           $10,836           $10,545           + 9.1%
MBS                  $ 7,722           $ 7,875           $ 8,037           $ 8,424           $ 8,895           -13.2%
BORROWINGS           $10,150           $10,197           $10,452           $10,621           $11,010           - 7.8%
DEPOSITS             $10,338           $10,072           $ 9,852           $ 9,815           $ 9,781           + 5.7%
EQUITY               $ 1,603           $ 1,513           $ 1,365           $ 1,279           $ 1,254           +27.8%
BOOK VALUE           $ 31.73           $ 29.47           $ 26.23           $ 24.17           $ 23.46           +35.3%
TANGIBLE             $ 27.64           $ 25.35           $ 22.05           $ 19.95           $ 19.19           +44.0%
 BOOK VALUE

         Mortgage loan originations and purchases for the quarter ended March 31, 2001 increased 24.2% to $709.0 million from $570.7 million for the quarter ended March 31, 2000. Mortgage loan activity was concentrated primarily in one-to-four family residential mortgage loans. Loan prepayments in the first quarter totaled $495.5 million compared to $208.5 million in the 2000 first quarter. "The growth in mortgage loan originations and purchases for the first quarter is the direct result of heightened refinance activity. This activity, evidenced also by the increases in loan prepayments, limited the net growth in loans for the quarter," Mr. Engelke noted.

         Loans held-for-investment at March 31, 2001 totaled $11.5 billion compared to $11.4 billion at December 31, 2000 and $10.5 billion at March 31, 2000. While the loan portfolio continued to grow over the past year, non-performing loans declined to $33.9 million, or 0.15% of total assets at March 31, 2001, from $47.2 million, or 0.21% of total assets at March 31, 2000. In addition, the ratio of the allowance for loan losses to non-performing loans increased to 237.6% at March 31, 2001 from 164.0% at March 31, 2000. Commenting on the extremely low level of non-performing assets, Mr. Engelke said, "Our constant attention to credit quality in our lending activities is clearly evident in our very superior asset quality ratios. Additionally, because of our conservative lending policies and the fact that 94% of our loan portfolio is secured by residential real estate, we are well positioned should the economy continue to show signs of weakness."

         Mortgage-backed securities decreased $286.1 million primarily due to repayments during the quarter ended March 31, 2001, offset by an improvement of $133.2 million in unrealized loss on mortgage-backed securities, for a net reduction in mortgage-backed securities for the quarter of $152.9 million to $7.7 billion, compared to $7.9 billion at December 31, 2000.

         Deposits at March 31, 2001 totaled $10.3 billion, an increase of $266.0 million from the previous quarter end, representing an annualized growth rate of 10.6%. Core deposits, which include passbook savings, checking and money market accounts, increased $193.3 million from the previous quarter to $5.1 billion, or 49.5% of total deposits compared to 48.9% at December 31, 2000. Commenting on the deposit growth, Mr. Engelke noted, "We have continued to experience very healthy deposit growth as evidenced by the $556.8 million increase in deposits over the past twelve months and the impressive $897.5 million increase over the past eighteen months. Importantly, during the respective periods, core deposits increased $320.6 million and $532.5 million, clearly enhancing the value of our franchise. It is also important to note that our checking account deposits have recently surpassed the $1 billion level. Business checking accounts, which now comprise 8.4% of total checking balances, continued to grow during the 2001 first quarter, increasing 13.0% from the prior quarter end."

         Borrowings totaled $10.1 billion at March 31, 2001, down slightly from December 31, 2000, and declined $860.1 million, or 7.8%, from March 31, 2000.

         Stockholders' equity was $1.6 billion, or 7.08% of total assets at March 31, 2001, compared to $1.5 billion, or 6.77% of total assets, at December 31, 2000. The increase in stockholders' equity is attributable to the positive effects of net income and a decrease of $94.8 million in the unrealized loss on securities available-for-sale, net of taxes, offset by the repurchase of common stock and dividends paid. Astoria Federal continues to maintain capital ratios in excess of regulatory requirements. At March 31, 2001, core, tangible and risk-based capital ratios were 6.82%, 6.82% and 16.46%, respectively.

POTENTIAL IMPACT OF CHANGES IN ACCOUNTING FOR BUSINESS COMBINATIONS

         The Financial Accounting Standards Board ("FASB") issued an exposure draft on February 14, 2001, "Business Combinations and Intangible Assets" ("the Draft") which is a limited revision of a previous exposure draft on the same topic issued September 7, 1999. In the Draft, the FASB indicated that the amortization of goodwill created with respect to business combinations completed both before and after the effective date of any final pronouncement would be discontinued. Should the Draft be formally implemented, we anticipate it to be effective for the third quarter of 2001. At such time, Astoria would cease recording goodwill amortization amounting to approximately $19.1 million annually, or approximately $0.40 per diluted common share, based on shares currently outstanding.

FUTURE OUTLOOK, RISK FACTORS AND FORWARD LOOKING STATEMENT

         This release may contain certain forward-looking statements and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

         Commenting on the current operating environment, Mr. Engelke stated, "With a Federal Reserve direction toward easing interest rates, we remain cautiously optimistic that the current environment will continue to positively affect the net interest margin and net interest income and present us with profitable opportunities for growth. However, the actual amount of interest rate decreases as well as the degree of steepening of the U.S. Treasury yield curve will be the major determinants of the extent of the positive impact on our net interest margin and net interest income. If, in fact, profitable asset growth opportunities remain limited, we will continue to limit growth. We expect, in any event, to continue to repurchase our stock and reposition the balance sheet. The result should be moderate growth in operating earnings per share for the year 2001."

         Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association with assets of $22.6 billion, is the second largest thrift institution in New York and sixth largest in the United States. Astoria Federal, through its 86 banking offices, provides retail banking, mortgage, consumer and small business loan services to 700,000 customers. Astoria commands the third largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 38 individual states. Astoria originates mortgage loans through an extensive broker network and/or loan production offices in fourteen states: New York, New Jersey, Connecticut, Pennsylvania, Ohio, Massachusetts, Delaware, Maryland, Illinois, Virginia, North Carolina, South Carolina, Georgia and Florida.

Note: Astoria Financial Corporation's news releases are available on its website at www.astoriafederal.com

                                  Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)

                                                                                              At                  At
                                                                                           March 31,          December 31,
                                                                                             2001                2000
                                                                                         ------------         ------------
         ASSETS
Cash and due from banks                                                                  $    145,095         $    135,726
Federal funds sold and repurchase agreements                                                  729,762              171,525
Mortgage-backed securities available-for-sale                                               6,923,790            7,011,185
Other securities available-for-sale                                                           700,967              692,037
Mortgage-backed securities held-to-maturity
   (fair value of $807,294 and $866,938, respectively)                                        797,989              863,529
Other securities held-to-maturity (fair value of $723,454
   and  $830,479, respectively)                                                               719,530              848,662
Federal Home Loan Bank of New York stock                                                      285,250              285,250
Loans held-for-sale                                                                            22,191               13,545
Loans receivable:
   Mortgage loans, net                                                                     11,310,286           11,239,141
   Consumer and other loans, net                                                              189,893              185,308
                                                                                         ------------         ------------
                                                                                           11,500,179           11,424,449
   Less allowance for loan losses                                                              80,634               79,931
                                                                                         ------------         ------------
   Total loans receivable, net                                                             11,419,545           11,344,518
Mortgage servicing rights, net                                                                 38,328               40,962
Accrued interest receivable                                                                   110,010              109,439
Premises and equipment, net                                                                   152,837              154,582
Goodwill                                                                                      199,838              204,649
Bank owned life insurance                                                                     255,747              251,565
Other assets                                                                                  140,869              209,628
                                                                                         ------------         ------------

TOTAL ASSETS                                                                             $ 22,641,748         $ 22,336,802
                                                                                         ============         ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits                                                                              $ 10,337,692         $ 10,071,687
   Reverse repurchase agreements                                                            7,785,000            7,785,000
   Federal Home Loan Bank of New York advances                                              1,864,000            1,910,000
   Other borrowings                                                                           500,729              502,371
   Mortgage escrow funds                                                                      159,679              116,487
   Accrued expenses and other liabilities                                                     266,931              313,094
                                                                                         ------------         ------------

TOTAL LIABILITIES                                                                          20,914,031           20,698,639
                                                                                         ------------         ------------

Guaranteed preferred beneficial interest in
   junior subordinated debentures                                                             125,000              125,000

Stockholders' equity:
   Preferred stock, $1.00 par value; 5,000,000 shares authorized:
       Series A (325,000 shares authorized and -0- shares issued and outstanding)                  --                   --
       Series B (2,000,000 shares authorized, issued and outstanding)                           2,000                2,000
   Common stock, $.01 par value; (200,000,000 shares authorized;
       55,498,296 shares issued; and 48,938,303 and 49,643,554 shares
       outstanding, respectively)                                                                 555                  555
   Additional paid-in capital                                                                 813,426              807,357
   Retained earnings                                                                        1,093,974            1,059,048
   Treasury stock (6,559,993 and 5,854,742 shares, at cost, respectively)                    (250,249)            (203,632)
   Accumulated other comprehensive income:
       Net unrealized loss on securities, net of taxes                                        (26,231)            (121,043)
   Unallocated common stock held by ESOP                                                      (30,758)             (31,122)
                                                                                         ------------         ------------

TOTAL STOCKHOLDERS' EQUITY                                                                  1,602,717            1,513,163
                                                                                         ------------         ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                               $ 22,641,748         $ 22,336,802
                                                                                         ============         ============

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

                                                                        Three Months Ended
                                                                             March 31,
                                                                 ---------------------------------
                                                                     2001                 2000
                                                                 ------------         ------------
Interest income:
   Mortgage loans                                                $    203,191         $    183,712
   Consumer and other loans                                             4,879                4,294
   Mortgage-backed securities                                         127,716              154,024
   Other securities                                                    32,089               32,390
   Federal funds sold and repurchase agreements                         4,678                4,099
                                                                 ------------         ------------
Total interest income                                                 372,553              378,519
                                                                 ------------         ------------
Interest expense:
   Deposits                                                           105,564               96,098
   Borrowed funds                                                     143,628              150,219
                                                                 ------------         ------------
Total interest expense                                                249,192              246,317
                                                                 ------------         ------------

Net interest income                                                   123,361              132,202
Provision for loan losses                                               1,002                1,000
                                                                 ------------         ------------
Net interest income after provision for loan losses                   122,359              131,202
                                                                 ------------         ------------
Non-interest income:
   Customer service and other loan fees                                13,067               11,209
   Loan servicing fees                                                  3,980                4,538
   Net gain on sales of loans                                             333                  117
   Net gain on disposition of banking office                               --                1,182
   Income from bank owned life insurance                                4,182                   --
   Other                                                                1,150                1,299
                                                                 ------------         ------------
Total non-interest income                                              22,712               18,345
                                                                 ------------         ------------
Non-interest expense:
   General and administrative:
      Compensation and benefits                                        23,107               22,179
      Occupancy, equipment and systems                                 12,981               14,231
      Federal deposit insurance premiums                                  497                  517
      Advertising                                                       1,854                2,046
      Other                                                             6,220                7,308
                                                                 ------------         ------------
   Total general and administrative                                    44,659               46,281
   Net amortization of mortgage servicing rights                        3,115                1,422
   Goodwill litigation                                                  1,021                2,513
   Capital trust securities                                             3,104                3,112
   Amortization of goodwill                                             4,811                4,824
                                                                 ------------         ------------
Total non-interest expense                                             56,710               58,152
                                                                 ------------         ------------

Income before income tax expense and cumulative effect of
   accounting change                                                   88,361               91,395
Income tax expense                                                     31,651               35,898
                                                                 ------------         ------------

Income before cumulative effect of accounting change                   56,710               55,497

Cumulative effect of accounting change, net of tax                     (2,294)                  --
                                                                 ------------         ------------

Net income                                                             54,416               55,497

Preferred dividends declared                                           (1,500)              (1,500)
                                                                 ------------         ------------

Net income available to common shareholders                      $     52,916         $     53,997
                                                                 ============         ============

Basic earnings per common share:
   Income before accounting change                               $       1.18         $       1.11
                                                                 ============         ============

   Cumulative effect of accounting change, net of tax            $       0.05         $         --
                                                                 ============         ============

   Net earnings per common share                                 $       1.13         $       1.11
                                                                 ============         ============


Diluted earnings per common share:
   Income before accounting change                               $       1.16         $       1.09
                                                                 ============         ============

   Cumulative effect of accounting change, net of tax            $       0.05         $         --
                                                                 ============         ============

   Net earnings per common share                                 $       1.11         $       1.09
                                                                 ============         ============



Basic weighted average common shares                               46,754,681           48,705,240
Diluted weighted average common and common
   equivalent shares                                               47,698,344           49,387,654

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED SCHEDULES OF OPERATING EARNINGS AND OPERATING CASH EARNINGS
------------------------------------------------------------------------
(In Thousands, Except Per Share Data)

                                                                       Three Months Ended
                                                                            March 31,
                                                                    -------------------------
                                                                      2001             2000
                                                                    --------         --------
Net income                                                          $ 54,416         $ 55,497
Add back: Cumulative effect of accounting change, net of tax           2,294               --
Less: Net gain on disposition of banking office, net of tax               --              718
                                                                    --------         --------
Operating earnings                                                    56,710           54,779

Preferred dividends declared                                          (1,500)          (1,500)
                                                                    --------         --------

Operating earnings available to common shareholders                 $ 55,210         $ 53,279
                                                                    ========         ========

Basic operating earnings per common share                           $   1.18         $   1.09
                                                                    ========         ========
Diluted operating earnings per common share                         $   1.16         $   1.08
                                                                    ========         ========


Operating earnings available to common shareholders                 $ 55,210         $ 53,279
Add back:
         Employee stock plans amortization expense                     1,602            1,900
         Amortization of goodwill                                      4,811            4,824
                                                                    --------         --------

Operating cash earnings available to common shareholders            $ 61,623         $ 60,003
                                                                    ========         ========

Basic operating cash earnings per common share                      $   1.32         $   1.23
                                                                    ========         ========
Diluted operating cash earnings per common share                    $   1.29         $   1.21
                                                                    ========         ========

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

                                                                                     At or For the
                                                                                   Three Months Ended
                                                                                       March 31,
                                                                         -----------------------------------
                                                                               2001                  2000
                                                                         -----------------------------------
SELECTED RETURNS (ANNUALIZED)
       Return on average stockholders' equity                                    13.88%                18.51%
       Return on average tangible stockholders' equity                           15.94                 22.71
       Return on average assets                                                   0.97                  0.99

SELECTED FINANCIAL RATIOS EXCLUDING NON-OPERATING
    ITEMS, NET OF TAX (ANNUALIZED) (1)
       Return on average stockholders' equity                                    14.47%                18.27%
       CASH RETURN ON AVERAGE STOCKHOLDERS' EQUITY (2)                           16.10                 20.51
       Return on average tangible stockholders' equity                           16.62                 22.42
       CASH RETURN ON AVERAGE TANGIBLE STOCKHOLDERS' EQUITY (2)                  18.49                 25.17
       Return on average assets                                                   1.01                  0.97
       CASH RETURN ON AVERAGE ASSETS (2)                                          1.13                  1.09
       Net interest rate spread                                                   2.01                  2.12
       Net interest margin                                                        2.30                  2.40
       General and administrative expenses to average assets                      0.80                  0.82
       CASH GENERAL AND ADMINISTRATIVE EXPENSES
         TO AVERAGE ASSETS (3)                                                    0.77                  0.79
       Efficiency ratio                                                          30.57                 30.99
       CASH EFFICIENCY RATIO (3)                                                 29.48                 29.71

ASSET QUALITY DATA (DOLLARS IN THOUSANDS)
       Non-performing loans/total loans                                           0.30%                 0.45%
       Non-performing loans/total assets                                          0.15                  0.21
       Non-performing assets/total assets                                         0.17                  0.23
       Allowance for loan losses/non-performing loans                           237.59                163.99
       Allowance for loan losses/non-accrual loans                              245.46                170.92
       Allowance for loan losses/total loans                                      0.70                  0.74
       Net charge-offs to average loans outstanding (annualized)                  0.01                  0.01

       Non-performing assets                                             $      38,312         $      52,884
       Non-performing loans                                                     33,939                47,181
       Loans 90 days past maturity but still accruing                            1,089                 1,913
       Non-accrual loans                                                        32,850                45,268
       Net charge-offs                                                             299                   205

CAPITAL RATIOS (ASTORIA FEDERAL)
       Tangible                                                                   6.82%                 6.28%
       Core                                                                       6.82                  6.28
       Risk-based                                                                16.46                 15.86

OTHER DATA
       Cash dividends paid per common share                              $        0.26         $        0.24
       Book value per common share                                               31.73                 23.46
       Book value per common share - adjusted (4)                                32.26                 29.71
       Tangible book value per common share                                      27.64                 19.19
       Tangible book value per common share - adjusted (4)                       28.18                 25.44

       Mortgage loans serviced for others (in thousands)                     3,787,261             4,299,257

       Average equity/average assets                                              7.01%                 5.33%


       (1) For the three months ended March 31, 2001, excludes a charge of $2.3 million, net of tax, for a cumulative effect of accounting change. For the three months ended March 31, 2000, excludes $718,000, net of tax, net gain on the disposition of a banking office.

       (2) Excludes non-cash charge for amortization of goodwill and employee stock plans.

       (3) Excludes non-cash charge for amortization of employee stock plans.

       (4) Excludes the effect of the net unrealized loss on securities, net of tax, of $26.2 million and $320.8 million, respectively.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEET
---------------------
(Dollars in Thousands)

                                                                               Three Months Ended March 31,
                                                   ---------------------------------------------------------------------------------
                                                                   2001                                       2000
                                                   --------------------------------------     --------------------------------------
                                                                                Average                                   Average
                                                     Average                    Yield/          Average                    Yield/
                                                     Balance     Interest        Cost           Balance     Interest       Cost
                                                   --------------------------------------     --------------------------------------
    Assets:                                                                   (Annualized)                              (Annualized)
      Interest-earning assets:
          Mortgage loans (1)                       $11,318,886   $203,191        7.18%        $10,260,349   $183,712       7.16%
          Consumer and other loans (1)                 188,626      4,879       10.35             173,505      4,294       9.90
          Mortgage-backed securities (2)             7,848,310    127,716        6.51           9,491,191    154,024       6.49
          Other securities (2)                       1,795,952     32,089        7.15           1,849,215     32,390       7.01
          Federal funds sold and
               repurchase agreements                   343,900      4,678        5.44             281,900      4,099       5.82
                                                       -------      -----                         -------      -----
      Total interest-earning assets                 21,495,674    372,553        6.93          22,056,160    378,519       6.86
                                                                  -------                                    -------
      Non-interest-earning assets                      879,997                                    438,466
                                                       -------                                    -------
    Total assets                                   $22,375,671                                $22,494,626
                                                    ==========                                 ==========

    Liabilities and stockholders' equity:
      Interest-bearing liabilities:
            Savings                                $ 2,437,685   $ 12,161        2.00%        $ 2,573,434   $ 12,913       2.01%
            Certificates of deposit                  5,162,621     73,687        5.71           4,935,841     66,634       5.40
            NOW and money manager                    1,002,920      1,393        0.56             893,191      1,317       0.59
            Money market                             1,520,725     18,323        4.82           1,215,519     15,234       5.01
                                                     ---------     ------                       ---------     ------
          Total deposits                            10,123,951    105,564        4.17           9,617,985     96,098       4.00
          Borrowed funds                            10,153,928    143,628        5.66          11,147,156    150,219       5.39
                                                    ----------    -------                      ----------    -------
      Total interest-bearing liabilities            20,277,879    249,192        4.92          20,765,141    246,317       4.74
                                                                  -------                                    -------
      Non-interest-bearing liabilities                 529,614                                    529,950
                                                       -------                                    -------
    Total liabilities                               20,807,493                                 21,295,091
    Stockholders' equity                             1,568,178                                  1,199,535
                                                     ---------                                  ---------
    Total liabilities and stockholders' equity     $22,375,671                                $22,494,626
                                                    ==========                                 ==========

     Net interest income/net interest
            rate spread                                          $123,361        2.01%                      $132,202       2.12%
                                                                  =======        ====                        =======       ====
     Net interest earning assets/net
         interest margin                           $ 1,217,795                   2.30%        $ 1,291,019                  2.40%
                                                     =========                   ====           =========                  ====
     Ratio of interest-earning assets
        to interest-bearing liabilities                  1.06x                                      1.06x
                                                         =====                                      =====

(1) Mortgage and consumer loans include non-performing loans and exclude the allowance for loan losses.

(2)  Securities available-for-sale are reported at average amortized cost.